Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Cardinal Health, Inc. 2005 Long-Term Incentive Plan and the Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended, of our reports dated September 9, 2005, with respect to the consolidated financial statements and financial statement schedule of Cardinal Health, Inc., Cardinal Health, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cardinal Health, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended June 30, 2005 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
Columbus, Ohio
November 15, 2005